                           OFFERS TO PURCHASE FOR CASH
                            LIMITED PARTNERSHIP UNITS
                                       of
                            CNL INCOME FUND VII LTD.
                            CNL INCOME FUND VIII LTD.
                             CNL INCOME FUND IX LTD.
                                       and
                             CNL INCOME FUND X LTD.
                                       by
                      MADISON LIQUIDITY INVESTORS 112, LLC
                                (the "Purchaser")

         THE OFFERS, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON October 2, 2001, UNLESS EXTENDED.

         The Purchaser hereby seeks to acquire limited partnership Units in each of CNL Income Fund VII Ltd. ("CNL VII"), CNL Income Fund VIII Ltd. ("CNL VIII"), CNL Income Fund IX Ltd. ("CNL IX") and CNL Income Fund X Ltd. ("CNL X"), each a Florida limited partnership (each, a "Partnership," and together, the "Partnerships"). The Purchaser is a Delaware limited liability company owned by Madison Capital Management, LLC ("Madison") and other affiliates of Madison. Madison is a privately-held investment management firm. Madison and Bryan E. Gordon and Ronald M. Dickerman, the principals of Madison, are Co-Bidders with the Purchaser in the Offer. None of the Purchaser nor any such co-bidder is affiliated with any Partnership or its general partners. For information concerning the Purchaser and its principals, please refer to Section 11 - "Certain Information Concerning the Purchaser" below and Schedule I attached hereto.

         The Purchaser hereby offers to purchase up to the number of issued and outstanding Units of each Partnership at the respective purchase prices (each, an "Offer Price") set forth below, in cash, reduced by any cash distributions made or declared on or after August 31, 2001 (the "Offer Date"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together constitute the "Offer"). Each Offer for Units of a Partnership will expire at 5:00 p.m., New York Time, on October 2, 2001 or such other date to which the Offer may be extended (the "Expiration Date").

                                                             Number of
             Partnership              Offer Price            Units Sought
             CNL VII                  $0.45                  2,250,000
             CNL VIII                 $0.50                  2,625,000
             CNL IX                   $5.10                    262,500
             CNL X                    $5.00                    300,000

         Each Offer is independent of the other Offers made hereby, and may, subject to the terms and conditions set forth herein and such accompanying documents, be completed or terminated or withdrawn independent of the result of any other Offer. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of such Partnerships.

         The Units sought pursuant to the Offers represent 7.5% of the Units of each Partnership issued and outstanding as of December 31, 2000. Neither the Purchaser nor Madison currently beneficially owns any Units of any Partnership.

         THE OFFERS ARE NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE OF AN OFFER, MORE THAN THE NUMBER OF UNITS SET FORTH ABOVE ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS THE NUMBER OF UNITS SET FORTH ABOVE, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 - "CONDITIONS OF THE OFFERS." A UNITHOLDER MAY TENDER ANY OR ALL UNITS OF ANY OR ALL OF THE PARTNERSHIPS OWNED BY SUCH UNITHOLDER, SUBJECT TO THE PROVISIONS OF ARTICLE FOURTEEN OF EACH PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT.

         The Purchaser believes, although it cannot guarantee, that the Offers may be an attractive one for many Unitholders, based on (i) the Offers providing Unitholders with an immediate opportunity to liquidate all or a portion of their investments in one or more of the Partnerships without the usual transaction costs associated with market sales and (ii) the financial and record-keeping benefits that will accrue to Unitholders whose interests are purchased. Before tendering, however, Unitholders are urged also to consider the following factors:

         . Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership(s) in which they are an investor. The Offer Price per Unit payable to a tendering Unitholder by the Purchaser with respect to a Partnership may be less than the total amount which might otherwise be received by the Unitholder with respect to the Units over the remaining term of such Partnership.

         . Although the Purchaser cannot predict with certainty the future value of the Partnerships' assets on a per Unit basis, the Offer Price for a Partnership could differ significantly from the net proceeds that would be realized from a sale of the properties owned by such Partnership or that may be realized upon a future liquidation of such Partnership. See "Introduction - Establishment of the Offer Price."

         . The Purchaser is making the Offers for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the Offer Prices, the Purchaser is motivated to establish the lowest prices that might be acceptable to Unitholders of each Partnership consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interests of the Unitholders in receiving the highest prices for their Units.

         . Upon the liquidation of a Partnership, the Purchaser will benefit to the extent, if any, that the amount per Unit it receives in the liquidation exceeds the Offer Price for such Partnership, if any. Therefore, Unitholders might receive more value if they hold some or all of their Units, rather than tender, and receive proceeds from the liquidation of one or more of the Partnership(s) in which they are an investor. Alternatively, Unitholders may prefer to receive the Offer Price for the Partnership(s) in which they are an investor now rather than wait for uncertain future net liquidation proceeds. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Prices and no representation is made by the Purchaser or any of its affiliates as to such fairness. When the assets of a Partnership are ultimately sold, the return to Unitholders could be higher or lower than the Offer Price for such Partnership. Unitholders are urged to consider carefully all the information contained herein before accepting the Offer.

         . The respective Offer Prices are substantially less than the General Partners' current net asset values for the Partnerships. The Purchaser believes, however, that net asset value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than net asset value depending on several factors. Estimates of net asset value are generally based upon a hypothetical sale of all of a partnership's assets, as of a hypothetical date, and the distribution to the limited and general partners of the gross proceeds of such sales, net of related indebtedness. They generally do not take into account (i) future changes in market conditions, (ii) timing considerations or (iii) unforeseeable costs associated with winding up a partnership.

         . After the Expiration Date, and unless otherwise prohibited, the Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of remaining Unitholders.

         . In the event a total of more than the number of Units for a Partnership set forth above are tendered, the Purchaser will accept only a portion of the Units of such Partnership tendered by a Unitholder on a pro rata basis, subject to the terms and conditions of the Offer.

         . The transfer of Units in each Partnership is subject to the requirements of Article Fourteen of such Partnership's Limited Partnership Agreement, which provides among other things, that (i) assignments may be made only with the consent of the Partnership's General Partners, which may not be unreasonably withheld), (ii) assignments are effective only on the last day of the month in which they occur, (iii) no assignments after which the assignor or assignee would hold an interest representing a Capital Contribution of less than $2,500 ($1,000, or such greater amounts as may be required by applicable state law, in the case of transfers by IRAs, Keoghs or pension plans) will be permitted or recognized and (iv) the General Partners may impose restrictions on transfers if, based upon the advice of counsel to the Partnership, it determines such further limitations or restrictions are necessary or advisable to protect the Partnership from being terminated for tax purposes or being treated as a corporation or a "publicly traded partnership" under the Internal Revenue Code.

            If the Offer is not consummated, or any Unit or Units are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units. It should also be noted that the Purchaser will, pursuant to the terms and conditions of the Offer and the Partnership's Limited Partnership Agreement, and subject to applicable law, be empowered to exercise voting and other rights appurtenant to ownership of Units accepted for payment prior to payment therefor.

         . The Purchaser has not engaged a Depositary for the Offer. Tendered Units will be received by the Purchaser and submitted by the Purchaser to the transfer agent for the relevant Partnership for transfer, and the Purchaser will hold the funds necessary to pay Unitholders for purchased Units upon transfer of the Units to the Purchaser. The Purchaser has chosen not to engage a Depositary because affiliates of the Purchaser have substantial experience in transferring limited partnership interests, as well as to minimize the costs of the Offer. The Purchaser does not believe that the absence of a Depositary will result in any delay in effectuating transfers.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which any Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate any Offer and not accept for payment any Units of such Partnership not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units of such Partnership not theretofore accepted for payment or paid for, and (iii) to amend any Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders of the relevant Partnership in a manner reasonably designed to inform Unitholders of such change in compliance with Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of an Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

August 31, 2001

IMPORTANT

         Any (i) Unitholder, (ii) beneficial owner, in the case of Units owned by Individual Retirement Accounts, Keogh Plans or qualified plans (a "Beneficial owner") or (iii) person who has purchased Units but has not yet been reflected on a Partnership's books as a Limited Partner (an "Assignee") desiring to tender any Units should either (a) complete and sign the Agreement of Assignment and Transfer (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions to the Agreement of Assignment and Transfer (see Instructions to Complete the Agreement of Assignment and Transfer) and mail or deliver it and any other required documents to Madison Liquidity Investors 112, LLC at the address set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees.

For deliveries by mail, Federal Express or other private overnight couriers:

Madison Liquidity Investors 112, LLC
6143 South Willow Drive
Suite 200
Greenwood Village, Colorado  80111

Telephone:  1-800-269-7313 (toll-free)
Facsimile:  (No Agreements of Assignment and Transfer will be accepted by fax)

         Questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Assignment and Transfer may be directed to the Purchaser, at 1-800-269-7313 (toll-free).

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF ASSIGNMENT AND TRANSFER. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         EACH UNITHOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND RELATED DOCUMENTS.

------------------------
         Each Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "SEC" or "Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

         The Purchaser has or will be filing with the Commission Tender Offer Statements on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to each Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                          Page

SUMMARY TERM SHEET.......................................................

INTRODUCTION.............................................................

TENDER OFFER.............................................................

      Section 1.    Terms of the Offers..................................
      Section 2.    Procedures for Tendering Units.......................
      Section 3.    Acceptance for Payment and Payment for Units.........
      Section 4.    Proration............................................
      Section 5.    Withdrawal Rights....................................
      Section 6.    Extension of Tender Period; Termination; Amendment...
      Section 7.    Certain Federal Income Tax Consequences..............
      Section 8.    Effects of the Offers................................
      Section 9.    Purpose of the Offers;  Future Plans.................
      Section 10.   The Business of the Partnerships.....................
      Section 11.   Certain Information Concerning the Purchaser.........
      Section 12.   Source of Funds......................................
      Section 13.   Conditions of the Offers.............................
      Section 14.   Certain Legal Matters................................
      Section 15    Fees and Expenses....................................
      Section 16.   Miscellaneous........................................

Schedule I - The Purchaser and its Principals

                               SUMMARY TERM SHEET

         Madison Liquidity Investors 112, LLC is offering to purchase Units in the Partnerships for cash. Following is a summary of our Offer. This summary is not a complete description of the Offer. You should read carefully this entire Offer to Purchase and the documents accompanying it.

Who is offering to buy my Units?

         The Purchaser is a Delaware limited liability company owned by Madison Capital Management, LLC. The Purchaser's owners are private investors, and more information concerning them and their principals is contained in Section 11 of this Offer to Purchase and Schedule I hereto.

What securities and how much of them are sought in the Offers, and how much are you offering?

         We are seeking to purchase up to the number of Units of limited partnership interest in each Partnership, for the purchase price in cash set forth below. Each Offer is independent of the other Offers made hereby, and may, subject to the terms and conditions set forth herein and such accompanying documents, be completed or terminated or withdrawn independent of the result of any other Offer. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of such Partnerships.

                                                                Number of
            Partnership             Offer Price                Units Sought
            CNL VII                 $0.45                      2,250,000
            CNL VIII                $0.50                      2,625,000
            CNL IX                  $5.10                        262,500
            CNL X                   $5.00                        300,000

         In each case, the cash Offer Price per Unit will be reduced by the amount of any distributions declared or made with respect to them after the date of the Offers, August 31, 2001. If an Offer is not consummated, or any Unit or Units are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units.

Do you have the financial resources to pay, and is your financial condition relevant to my decision?

         Our capital commitment for the Offers, if the total amount of Units sought in each Offer is purchased, is $5,163,750. The Purchaser's member has committed to contribute funds necessary to fund the acquisition of all Units subject to the Offers and all anticipated costs and expenses related thereto. The Purchaser is not a public company and has not prepared audited financial statements. The Purchaser, its members and the Co-Bidders have an aggregate net worth in excess of $35 million, including net liquid assets of more than $7 million. Madison has a net worth in excess of $25 million; the Purchaser is a newly-formed entity with nominal net worth; and each of Messrs. Gordon and Dickerman has a net worth in excess of $5 million.

         Madison has invested more than $130 million for selected institutional and high-net worth investors and the Purchaser's owners have adequate liquid assets at their disposal to fund payment to selling Unitholders. These are cash offers that are not conditioned on financing being available, and we have no current intention to take control of the Partnership.

How long do I have to decide?

         Until at least 5:00 p.m., New York Time, on October 2, 2001. The Offers can be extended in our discretion. If we extend an Offer, we will make a public announcement not later than 9:00 a.m., New York Time, on the day after such Offer was scheduled to expire.

What are the most significant conditions to the Offers?

         There are no conditions to the Offers based on minimum Units tendered, the availability of financing or otherwise determined by the success of the Offers. We may, however, not be obligated to purchase Units in the event certain conditions occur prior to the Expiration Date, such as legal or governmental actions which would prohibit the purchase, and we are not obligated to purchase any Units if, among other things, there is a material adverse change in the Partnership or its business or if a material adverse change occurs with respect to the Partnership or its business (including extraordinary distributions by, or change in control of, the Partnership). Subsequent to the Expiration Date and prior to payment for the Units, we will not be obligated to purchase any Units if a legal or governmental action would prohibit the purchase or if the Partnership does not consent to the assignment and transfer record ownership of the Units to us.

How do I tender?

         Deliver a completed Agreement of Assignment and Transfer to the Purchaser no later than the time the Offer for Units of the Partnership in which you are an investor expires. A pre-addressed postage-paid envelope is enclosed for your convenience. If you own Units in more than one Partnership, you may tender all or a portion of your Units in any or all such Partnerships.

Can I withdraw Units I tender?

         Yes, at any time until the Offer(s) for Units of the Partnership(s) in which you are an investor expire(s), and, if and to the extent tendered Units have not been accepted for payment by October __ (the 60th day from the Offer
Date) at any time thereafter. We will be deemed to have accepted your Units, subject to the terms and conditions of the Offer, on the Expiration Date unless we terminate the Offer for Units of the Partnership in which you are an investor. To do so, you must deliver a written notice of withdrawal with the required information and in the form described in Section 5 of this Offer to Purchase to the Purchaser while you still have the right to withdraw. If and to the extent we do not accept all or any of your Units, we will return them promptly to you.

What do the General Partners think of your Offers?

         We have not sought the General Partners' approval or disapproval of the Offers, although we will request that they consent to the assignment of Units to us pursuant to and subject to completion of the Offers. The General Partners are expected to announce recommendations with respect to the Offers within ten business days or as soon as possible upon becoming aware of it.

Will the Partnerships continue as public companies?

         Each Partnership will continue as a public company unless the total number of Unitholders in that Partnership drops below 300. We do not currently anticipate that any Offer will result in this, although we cannot now determine the results with any certainty.

Will an Offer affect my Units if I don't tender?

         No, although if we acquire all the Units sought in one or more particular Offers, we would control a substantial, but not necessarily controlling, block in each such Partnership.

What are your future intentions?

         We have no current intention to seek control or change management or operations of any Partnership, or to liquidate it, although we reserve the right, at the appropriate time, to exercise limited partner and other rights, including rights relating to limited partner votes concerning management of the Partnerships and their properties, sales of the Partnerships' properties and liquidation and dissolution. The Purchaser will, pursuant to the terms and conditions of the Offers and subject to applicable law, be empowered to exercise voting and other rights appurtenant to ownership of Units accepted for payment prior to payment therefor.

What is the market value of my Units?

         According to each Partnership, "there is no public trading market for the Units [of such Partnership] and it is not anticipated that a public market for the Units will develop." The information set forth below with regard to sales of Units of the Partnerships in secondary markets during 1999 and 2000 is taken from the Partnerships' respective Annual Reports on Form 10-K. Each Partnership maintains a "Distribution Reinvestment Plan" to facilitate transfers of Units between Unitholders. The information in the following tables is with respect to sales of Units other than pursuant to such Plan.

                                     CNL VII

   Reporting Period        Weighted Average Price    High Trade       Low Trade      Units Traded
Fourth Quarter 2000                 $0.68              $0.68          $0.65              (2)
Third Quarter 2000                  $0.71              $0.88          $0.68              (2)
Second Quarter 2000                 (1)                   (1)            (1)             (2)
First Quarter 2000                  $0.77              $0.77          $0.77              (2)
Fourth Quarter 1999                 $0.96              $1.57          $0.75              (2)
Third Quarter 1999                  $0.79              $0.91          $0.68              (2)
Second Quarter 1999                 $0.88              $0.89          $0.87              (2)

(1) No transfers of Units took place during this quarter other than pursuant to the Distribution Reinvestment Plan.

(2) A total of 138,570 and 273,773 Units were transferred other than pursuant to such Plan for the years 2000 and 1999, respectively.

         The following trades were reported in the Partnership Spectrum after December 1, 2000:

   Reporting Period        Weighted Average Price    High Trade          Low Trade      Units Traded
April-May 2001                      $0.72            $0.72               $0.72             22,500

         Since inception of the Distribution Reinvestment Plan, Units in CNL VII have traded pursuant to such Plan at a per-Unit price of $0.95. The General Partners' current NAV for CNL VII is $1.04.

                                    CNL VIII

      Reporting Period     Weighted Average Price    High Trade          Low Trade      Units Traded
Fourth Quarter 2000                 $0.88              $0.95             $0.73                (2)
Third Quarter 2000                  $0.85              $0.95             $0.64                (2)
Second Quarter 2000                 $0.72              $0.80             $0.70                (2)

First Quarter 2000                   (1)                (1)               (1)                 (2)
Fourth Quarter 1999                 $0.86              $0.90             $0.81                (2)
Third Quarter 1999                  $0.94              $0.95             $0.89                (2)
Second Quarter 1999                 $0.85              $0.88             $0.81                (2)

(1) No transfers of Units took place during this quarter other than pursuant to such Plan.

(2) A total of 176,000 and 237,980 Units were transferred other than pursuant to the Distribution Reinvestment Plan for the years 2000 and 1999, respectively.

         The following trades were reported in the Partnership Spectrum after December 1, 2000:

       Reporting Period    Weighted Average Price    High Trade          Low Trade      Units Traded
       April-May 2001               $0.78                 $0.81            $0.76           47,300
       February-March 2001          $0.77                 $0.80            $0.72           15,000
       December 2000- January 2001  $0.78                 $0.78            $0.78           24,298

         Since inception of the Distribution Reinvestment Plan, Units in CNL VIII have traded pursuant to such Plan at a per-Unit price of $0.95. The General Partners' current NAV for CNL VIII is $1.09.

                                     CNL IX

     Reporting Period     Weighted Average Price    High Trade          Low Trade      Units Traded
     Fourth Quarter 2000            $7.11              $7.40             $5.80                (2)
     Third Quarter 2000             $7.98              $9.50             $6.90                (2)
     Second Quarter 2000            $7.19              $8.80             $7.00                (2)
     First Quarter 2000              (1)                (1)               (1)                 (2)
     Fourth Quarter 1999            $7.73              $8.10             $7.20                (2)
     Third Quarter 1999             $8.88              $9.50             $7.50                (2)
     Second Quarter 1999            $9.00              $9.55             $7.98                (2)

(1) No transfers of Units took place during this quarter other than pursuant to the Distribution Reinvestment Plan.

(2) A total of 19,820 and 38,261 Units were transferred other than pursuant to such for the years 2000 and 1999, respectively.

         The following trades were reported in the Partnership Spectrum after December 1, 2000:

      Reporting Period     Weighted Average Price    High Trade          Low Trade      Units Traded
      April-May 2001               $7.60                $8.17               $6.73            1,800
      February-March 2001          $6.78                $6.78               $6.78              600
      December 2000 -January 2001  $7.51                $7.96               $7.00            4,906

         Since inception of the Distribution Reinvestment Plan, Units in CNL IX have traded pursuant to such Plan at a per-Unit price of $9.50. The General Partners' current NAV for CNL IX is $9.79.

                                      CNL X

    Reporting Period       Weighted Average Price    High Trade          Low Trade      Units Traded
Fourth Quarter 2000                 $7.43              $8.00             $6.30                (2)
Third Quarter 2000                  $7.52              $8.26             $6.42                (2)
Second Quarter 2000                 $7.85              $7.85             $7.85                (2)
First Quarter 2000                  $7.54              $7.64             $7.41                (2)
Fourth Quarter 1999                 $7.78              $8.42             $7.27                (2)
Third Quarter 1999                  $8.58              $9.50             $7.83                (2)
Second Quarter 1999                   (1)                (1)               (1)                (2)

(1) No transfers of Units took place during these quarters other than pursuant to the Distribution Reinvestment Plan.

(2) A total of 19,820 and 38,261 Units were transferred other than pursuant to such Plan for the years 2000 and 1999, respectively.

         The following trades were reported in the Partnership Spectrum after December 1, 2000:


      Reporting Period     Weighted Average Price    High Trade          Low Trade      Units Traded

      April-May 2001               $7.90               $8.19                $7.50          6,150
      February- March 2001         $7.78               $8.16                $7.49          9,750
      December 2000-January 200    $7.80               $8.21                $7.15          3,850

         Since inception of the Distribution Reinvestment Plan, Units in CNL X have traded pursuant to such Plan at a per-Unit price of $9.50. The General Partners' current NAV for CNL X is $10.03.

         We believe the information published by these independent sources is the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. We therefore do not know whether this information is accurate or complete.

Who can I talk to if I have questions about the Offer?

         The Purchaser, Madison Liquidity Investors 112, LLC, at 1-800-269-7313 (toll-free).

To the Unitholders of CNL Income Fund VII Ltd.
                      CNL Income Fund VIII Ltd.
                      CNL Income Fund IX Ltd. and
                      CNL Income Fund X Ltd.:

                                  INTRODUCTION

         Madison Liquidity Investors 112, LLC hereby seeks to acquire limited partnership Units in each of CNL Income Fund VII Ltd. ("CNL VII"), CNL Income Fund VIII Ltd. ("CNL VIII"), CNL Income Fund IX Ltd. ("CNL IX") and CNL Income Fund X Ltd. ("CNL X"). The Purchaser is owned by Madison Capital Management, LLC and other affiliates of Madison. Madison is a privately-held investment management firm. Neither the Purchaser nor Madison is affiliated with any Partnership or its general partners. For information concerning the Purchaser and its principals, please refer to Section 11 - "Certain Information Concerning the Purchaser" below and Schedule I attached hereto.

         The Purchaser hereby offers to purchase the number of issued and outstanding Units of each Partnership at the respective purchase prices set forth below, in cash, reduced by any cash distributions made or declared on or after August 31, 2001, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time. The Offers will expire at 5:00 p.m., New York Time, on October 2, 2001 or such other date to which the Offers may be extended. The Units sought pursuant to the Offers represent 7.5% of the Units of each Partnership issued and outstanding as of December 31, 2000. If any of the Offers are not consummated, or any Unit or Units are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units. Unitholders who tender their Units will not be obligated to pay any brokerage commissions in connection with the tender of Units.

         For further information concerning the Purchaser, see Section 11 - "Certain Information Concerning the Purchaser" below and Schedule I.

         THE OFFERS ARE NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN THE NUMBER OF UNITS SET FORTH ON THE COVER PAGE OF THIS OFFER TO PURCHASE ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS SUCH NUMBER OF UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE
SECTION 13 - "CONDITIONS OF THE OFFERS." A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER, SUBJECT TO THE PROVISIONS OF ARTICLE FOURTEEN OF EACH PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT.

Factors to Consider When Tendering

         The Purchaser is making the Offers because it believes that the Units represent an attractive investment at the prices offered. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of Units by the Purchaser will be a speculative investment. The Purchaser is acquiring the Units for investment purposes and has no current plan to change current management or the operations of any of the Partnerships or effectuate any extraordinary transaction involving any Partnership.

         The Purchaser believes, although it cannot guarantee, that the Offers may be an attractive one for many Unitholders, based on (i) the Offers providing Unitholders with an immediate opportunity to liquidate all or a portion of their investments in one or more of the Partnerships without the usual transaction costs associated with market sales and (ii) the financial and record-keeping benefits that will accrue to Unitholders whose interests are purchased. Before tendering, however, Unitholders are urged also to consider the factors set forth on the cover page of this Offer to Purchase and the other information concerning the Partnerships and the Offers found herein and in publicly-available reports and other information concerning the Partnerships.

Establishment of the Offer Prices

         The Purchaser established the Offer Prices based on its analysis of the Partnerships' respective assets and estimates of when each Partnership may liquidate. The Purchaser conducted an internal analysis of each Partnership based on its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2001. The table below presents the values used by the Purchaser in calculating an estimated Net Asset Value (NAV) per Unit for each Partnership.

                   Estimated          Estimated         Estimated               Estimated          Discount to
                   2001 Cash          Value of          Total Value of          NAV                Estimated
Partnership        Flow/1/            Properties/2/     Partnership/3/          Per Unit           NAV
CNL VII            $2.2 million       $22 million       $23 million             $0.77              42%
CNL VIII           $2.9 million       $29 million       $31 million             $0.87              43%
CNL IX             $2.7 million       $27 million       $27 million             $7.80              35%
CNL X              $3.2 million       $32 million       $32 million             $8.08              38%

(1) Estimate based on information in the Partnerships' respective Quarterly Reports.

(2) Determined using the estimated 2001 cash flow and applying estimated capitalization rate of ten percent for each Partnership (estimated 2001 cash flow/estimated capitalization rate = estimated value of properties). The Purchaser believes the estimated capitalization rate is within a range currently employed in the marketplace for restaurant properties of similar age and quality and with similar lease terms.

(3) Determined by reducing the estimated value of the Partnership's properties by three percent for future selling and brokerage costs and adding the Partnership's net working capital (current assets-current liabilities).

         The Offer Prices represent the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Prices and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offers before deciding whether to tender Units.

General Background Information

         Certain information contained in this Offer to Purchase that relates to, or represents, statements made by the Partnerships or their General Partners, has been derived from information provided in reports filed by the Partnerships with the SEC. The Purchaser expressly disclaims any responsibility for the information included in these filed reports and extracted in this discussion.

         According to publicly available information, as of December 31, 2000, the number of Units issued and outstanding and the number of Unitholders of record of each Partnership were as set forth below. Neither the Purchaser nor Madison currently beneficially owns any Units of any Partnership.

           Partnership             Units Outstanding          Unit Holders
           CNL VII                 30,000,000                 3,140
           CNL VIII                35,000,000                 3,418
           CNL IX                  3,500,000                  3,408
           CNL X                   4,000,000                  3,505

         Tendering Unitholders will not be obligated to pay brokerage fees or commissions on the sale of the Units to the Purchaser pursuant to the Offers. The Purchaser will pay all charges and expenses incurred in connection with the Offers. The Purchaser desires to purchase all the Units tendered by each Unitholder, up to ten percent of the total outstanding Units of each Partnership and subject to Proration, when applicable, except where otherwise prohibited. See Section 4 - "Proration" below.

         If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to any Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to such Offer, whether or not such Units were tendered prior to such increase in consideration.

         Unitholders are urged to read this Offer to Purchase and the accompanying Agreement of Assignment and Transfer carefully before deciding whether to tender their Units.

                                  TENDER OFFERS

Section 1.  Terms of the Offers.

         Upon the terms and subject to the conditions of the Offers (including the terms and conditions of any extension or amendment of any Offer), the Purchaser will accept for payment and pay for up to the number of Units of each Partnership set forth herein validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 5 of this Offer to Purchase. The term "Expiration Date" shall mean 5:00 p.m., New York Time, on October 2, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which any Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which such Offer, as so extended by the Purchaser, will expire.

         The Offers are conditioned on satisfaction of certain conditions. See
Section 13 - "Conditions of the Offers," which sets forth in full the conditions of the Offers. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions with respect to any or all Offers. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived with respect to any or all Offers, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered pursuant to such Offer(s), terminate such Offer(s) and return all tendered Units in such Offer(s) to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with the applicable rules and regulations of the Commission, purchase all Units validly tendered pursuant to such Offer(s), (iii) extend such Offer(s) and, subject to the right of Unitholders of the relevant Partnership(s) to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which such Offer(s) are extended or
(iv) amend such Offer(s). The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offers at any time prior to the acceptance of tendered Units for payment.

Section 2.  Procedures for Tendering Units.

         Valid Tender. For Units to be validly tendered pursuant to the Offers, a properly completed and duly executed Agreement of Assignment and Transfer (a copy of which is enclosed) with any other documents required by the Agreement of Assignment and Transfer or the instructions thereto, must be received on or prior to the Expiration Date by the Purchaser at 6143 South Willow Drive, Suite 200, Greenwood Village, Colorado 80111. A Unitholder may tender any or all Units owned by such Unitholder. Unitholders should recognize that, if proration is required pursuant to the terms of any Offer with respect to the Partnership(s) in which they are an investor, the Purchaser will accept for payment from among those Units validly tendered pursuant to such Offer(s) on or prior to the Expiration Date and not properly withdrawn, the maximum number of Units permitted pursuant to such Offer(s) on a pro rata basis, with adjustments to avoid purchases of certain fractional Units and purchases which would violate the terms of the Offer or the Partnership's Limited Partnership Agreement, based upon the number of Units validly tendered pursuant to such Offer(s) prior to the Expiration Date and not properly withdrawn.

         In order for a tendering Unitholder to participate in an Offer, the Unitholder must complete, in its entirety, the following documents that accompany this Offer to Purchase:

         (1)   The Agreement of Assignment and Transfer; and

         (2) Any other applicable documents included herewith or in the Instructions to Complete the Agreement of Assignment and Transfer.

         In order for a tendering Unitholder to participate in an Offer, Units must be validly tendered and not properly withdrawn prior to the Expiration Date, which is 5:00 p.m., New York Time, on October 2, 2001, or such date to which such Offer may be extended.

         The method of delivery of the Agreement of Assignment and Transfer and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         Signature Guarantees. The signatures on the Agreement of Assignment and Transfer must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having any office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD").

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to an Offer, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number ("TIN") or Social Security Number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding.

         Each tendering Unitholder must insert in the Agreement of Assignment and Transfer the Unitholder's taxpayer identification number or social security number in the space provided on the signature page of the Agreement of Assignment and Transfer. The Agreement of Assignment and Transfer also includes a substitute Form W-9, which contains the certifications referred to above. See the Instructions to the Agreement of Assignment and Transfer and the accompanying Tax Certification page.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Agreement of Assignment and Transfer certifying such Unitholder's TIN or Social Security Number and address and that the Unitholder is not a foreign person. See the Instructions to the Agreement of Assignment and Transfer and Section 7 - "Certain Federal Income Tax Consequences" of this Offer to Purchase.

         Appointment as Attorney-in-Fact and Proxy. By executing an Agreement of Assignment and Transfer as set forth above, and subject to Section 5 - "Withdrawal Rights" of this Offer to Purchase, a tendering Unitholder irrevocably constitutes and appoints the Purchaser and its designees as such Unitholder's true and lawful attorneys-in-fact and proxies, in the manner set forth in the Agreement of Assignment and Transfer, with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser (and with respect to any and all other Units or other securities issued or issuable in respect of such Unit on or after the date hereof), each with full power of substitution, to the full extent of such Unitholder's rights (such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest) to (i) seek to transfer ownership of such Units on the relevant Partnership's books (and to execute and to deliver any accompanying evidences of transfer and authenticity which the Purchaser, such Partnership or its General Partners may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) become a Substitute Limited Partner, (iii) receive any and all distributions made or declared by such Partnership after the Offer Date, (iv) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the relevant Offer, (v) execute and deliver to the relevant Partnership and/or its General Partners (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the relevant Offer in respect of tendered Units to the address specified in such form, (vi) endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchaser is entitled pursuant to the terms of such Offer, in each case on behalf of the tendering Unitholder, in favor of the Purchaser or any other payee the Purchaser otherwise designates,
(vii) exercise all such Unitholder's voting and other rights as any such attorney-in-fact in their sole discretion may deem proper at any meeting of Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, (viii) act in such manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units, (ix) execute a Loss and Indemnity Agreement relating to the Units on such Unitholder's behalf if such Unitholder fails to include its original certificate(s) (if any) representing the Units with the Agreement of Assignment and Transfer or (x) commence any litigation that the Purchaser or its designees, in their sole discretion, deem necessary to enforce any exercise of the Purchaser's or such designees powers as such Unitholder's attorneys-in-fact as set forth above.

         Such appointment will be effective upon receipt by the Purchaser of the Agreement of Assignment and Transfer. Upon such receipt, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).

         Assignment of Entire Interest in the Partnership. By executing and delivering the Agreement of Assignment and Transfer, a tendering Unitholder irrevocably sells, assigns, transfers, conveys and delivers to the Purchaser, all of his right, title and interest in and to the Units tendered thereby and accepted for payment pursuant to the relevant Offer and any and all non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after the Offer Date, including, without limitation, to the extent that they exist, all rights in, and claims to, any Partnership profits and losses, cash distributions, proceeds of or other consideration resulting from litigation or other assertion of claims having accrued in favor of the relevant Partnership, the tendering Unitholder or his or hers predecessor(s) in interest with respect to the tendering Unitholder's or such other person's purchase of Units or otherwise with respect to the business or management of the Partnership from its inception until [the Purchaser is recorded as the owner of the Units on the relevant Partnership's books and records], voting rights and other benefits of any nature whatsoever and whenever distributable or allocable to the Units under the Partnership's Limited Partnership Agreement, (i) unconditionally to the extent that the rights appurtenant to the Units may be transferred and conveyed without the consent of the General Partners and (ii) in the event that the Purchaser elects to become a Substituted Limited Partner of the Partnership, subject to the consent of the General Partners to the extent such consent may be required in order for the Purchaser to become a substituted limited partner of the Partnership. In addition, by executing an Agreement of Assignment and Transfer, and not otherwise timely withdrawing pursuant to the provisions of
Section 5 hereof, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the relevant Partnership with respect to the Units which are accepted for payment and purchased pursuant to the Offer, including those cash distributions made or declared on or after the Offer Date.

         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offers (including the Agreement of Assignment and Transfer and the Instructions thereto) will be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offers, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Units complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder will actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have lent the Units to a short seller. Because of the nature of limited partnership units, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unitholder will be deemed to tender Units in compliance with Rule 14e-4 and the relevant Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of such Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery or (v) uses any other method permitted in such Offer.

Section 3.  Acceptance for Payment and Payment for Units.

         Upon the terms and subject to the conditions of the Offers (including, if any Offer is extended or amended, the terms and conditions of any extension or amendment, and including the provisions of Article Fourteen of the Partnership's Limited Partnership Agreement), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 5, as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Units pending receipt of any regulatory or governmental approvals specified in
Section 14 - "Certain Legal Matters" or pending receipt of any additional documentation required by the Agreement of Assignment and Transfer. The tendering Unitholders will be paid promptly subject to and following (i) receipt of a valid, properly and fully executed Agreement of Assignment and Transfer,
(ii) [receipt by the Purchaser of the relevant Partnership's confirmation that the transfer of Units has been effectuated] and (iii) actual transfer of Units to the Purchaser, subject to Section 4 - "Proration" of this Offer to Purchase. The Purchaser will issue payment only to the Unitholder of record and payment will be forwarded only to the address listed on the Agreement of Assignment and Transfer.

         For purposes of the Offers, the Purchaser shall be deemed to have accepted for payment validly tendered and not withdrawn Units, subject to the terms and conditions of the Offers (including Section 4 - "Proration" of this Offer to Purchase), at the Expiration Date. The Purchaser shall be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the relevant Partnership's confirmation that the transfer of Units has been effectuated and actual transfer of Units to the Purchaser has occurred. Upon the terms and subject to the conditions of the Offers, payment for the Units purchased pursuant to the Offer will in all cases be made by the Purchaser.

         If any tendered Units accepted for payment are not purchased for any reason, the Agreement of Assignment and Transfer with respect to such Units not purchased will be of no force or effect from and after the date the relevant Offer is terminated and no payments (including, without limitation, interest payments) will be made in respect of such Units. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to an Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for the Units tendered pursuant to such Offer, then without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may, nevertheless, on behalf of the Purchaser, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 5.

         If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to an Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to such Offer, whether or not such Units were tendered prior to such increase.

         Unless otherwise prohibited, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, the right to purchase Units tendered pursuant to an Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under such Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to such Offer.

Section 4.  Proration.

         If not more than the number of Units set forth herein are validly tendered and not properly withdrawn pursuant to an Offer prior to the Expiration Date, the Purchaser, upon the terms and conditions of such Offer, will accept for payment all such Units so tendered.

         If more than such number of Units are validly tendered and not properly withdrawn pursuant to an Offer on or prior to the Expiration Date, the Purchaser, upon the terms and conditions of such Offer, will accept for payment and pay for an aggregate of the number of Units set forth herein so tendered, on a pro rata basis according to the number of Units validly tendered by each Unitholder and not properly withdrawn pursuant to such Offer on or prior to the Expiration Date, with appropriate adjustments to avoid tenders of fractional Units and purchases that may otherwise violate the Partnership's Limited Partnership Agreement, where applicable.

         In the event that proration is required, the Purchaser will determine the precise number of Units to be accepted and will forward payment together with a notice explaining the final results of the proration as soon as practicable. The Purchaser will not pay for any Units tendered until after the final proration factor has been determined.

         In the event that proration of tendered Units is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the terms and conditions of the Offers, including the provisions of Article Fourteen of the Partnership's Limited Partnership Agreement, and the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or to return those Units promptly after the termination or withdrawal of an Offer, the Purchaser does not intend to pay for any Units accepted for payment pursuant to an Offer until the final proration results with respect to such Offer are known.

Section 5.  Withdrawal Rights.

         Except as otherwise provided in this Section 5, all tenders of Units pursuant to the Offers are irrevocable, provided that Units tendered pursuant to an Offer may be withdrawn at any time prior to the Expiration Date.

         For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser (i.e., a valid notice of withdrawal must be received after the date hereof but on or before October 2, 2001, or such other date to which any Offer may be extended) at the address set forth in the attached Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the same person(s) who signed the Agreement of Assignment and Transfer and must also contain a Medallion Signature Guarantee. If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal.

         If purchase of, or payment for, Units is delayed for any reason (including because of the terms of the Offers and Article Fourteen of the Partnership's Limited Partnership Agreement), or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under such Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 5, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e., Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offers. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 2 at any time prior to the Expiration Date.

Section 6.  Extension of Tender Period; Termination; Amendment.

         The Purchaser expressly reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 13 - "Conditions of the Offers" shall have been satisfied, at any time and from time to time, to (i) extend the period of time during which any Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for pursuant to such Offer, or to terminate such Offer and not accept for payment any Units not theretofore accepted for payment or paid for, and (iii) amend such Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in such Offer or both or changing the type of consideration. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to [the Dow Jones News Service]. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of an Offer or any other material changes in the terms of such Offer.

         If the Purchaser extends an Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to such Offer for any reason (including because of the terms of such Offer and Article Fourteen of the Partnership's Limited Partnership Agreement), then, without prejudice to the Purchaser's rights under such Offer, the Purchaser may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in
Section 5. However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of an Offer.

         If the Purchaser makes a material change in the terms of an Offer or the information concerning such Offer or waives a material condition of such Offer, the Purchaser will extend such Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of an Offer or information concerning such Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than two percent of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York Time.

Section 7.  Certain Federal Income Tax Consequences.

         The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offers assuming that the relevant Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offers. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offers will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws.

         EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO AN OFFER.

         Consequences to Tendering Unitholder. A Unitholder will recognize gain or loss on a sale of Units pursuant to an Offer equal to the difference between
(i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to an Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to an Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss, and any cash distributions made by the Partnership to a Unitholder with respect to such Units. In this regard, tendering Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to such Offer through the effective date of the sale.

         In general, the character (as capital or ordinary) of a Unitholder's gain or loss on a sale of a Unit pursuant to an Offer will be determined by allocating the Unitholder's amount realized on the sale and his adjusted tax basis in the Units sold between "Section 751 items," which are "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss, and the difference between the Unitholder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as a capital asset. The Purchaser believes that tax gain realized on a sale of Units pursuant to an Offer will be treated as a capital gain under these rules, subject to any recapture items which are treated as ordinary income.

         A Unitholder's capital gain (if any) or loss on a sale of Units pursuant to an Offer will be treated as long-term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers are generally taxed at a maximum marginal federal income tax rate of 20% (or 25% on recapture of the amount of accelerated depreciation on real property), whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. A Unitholder with "suspended" passive activity losses (i.e., net tax losses in excess of statutorily provided "phase-in" amounts) from a Partnership generally will be entitled to offset such losses against any income or gain recognized by the Unitholder on a sale of his Units pursuant to the relevant Offer. If a Unitholder is unable to sell all his Units, the deductibility of any unused losses would continue to be subject to the passive activity loss limitation until the Unitholder sells his remaining Units. See Section 8 ("Effects of the Offers"). A Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Agreement of Assignment and Transfer.

         IF A UNITHOLDER WHO IS SUBJECT TO BACKUP WITHHOLDING DOES NOT PROPERLY COMPLETE AND SIGN THE SUBSTITUTE FORM W-9, THE PURCHASER WILL WITHHOLD 31% FROM PAYMENTS TO SUCH UNITHOLDER. SEE INSTRUCTION 3 TO THE AGREEMENT OF ASSIGNMENT AND TRANSFER.

         Gain realized by a foreign Unitholder on a sale of a Unit pursuant to an Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to ten percent of the amount realized on the disposition. The Purchaser will withhold ten percent of the amount realized by a tendering Unitholder from the Offer Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Agreement of Assignment and Transfer certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         Consequences to a Non-Tendering Unitholder. The Purchaser does not anticipate that a Unitholder who does not tender his or its Units will realize any material tax consequences as a result of the election not to tender. However, if as a result of an Offer there is a sale or exchange of 50% or more of the total Units in Partnership capital and profits within a 12-month period, a termination of such Partnership for federal income tax purposes would occur, and the taxable year of such Partnership would close. In the case of such a sale or exchange, the properties (subject to related debt) of such Partnership would be treated as contributed to a new partnership (or an association taxable as a corporation). Such Partnership will then be deemed to distribute to its Unitholders interests in the new partnership in a deemed liquidation of the Partnership. The Purchaser has not, however, had access to complete information concerning assignments of Units and cannot, therefore, be certain that any Partnership will not terminate for tax purposes as a result of sales pursuant to the Offers. The consequences of a termination of a Partnership could include changes in the methods of depreciation available to such Partnership for tax purposes and possibly other consequences the extent of which cannot be determined by the Purchaser without access to the books and records of the Partnerships. In addition, a termination of a Partnership could cause such Partnership or its assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or its assets because of protective "transitional" rules. The Purchaser has reserved the right not to purchase Units to the extent such purchase would cause a termination of any Partnership for federal income tax purposes.

         Consequences to a Tax-Exempt Unitholder. Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts ("IRAs") are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property," interest, dividends, real property rents not dependent upon income or profits, and gain from disposition of non-inventory property) derived by certain trusts (including IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of such organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. Subject to certain exceptions, "debt-financed property" is generally any property which is held to produce income and with respect to which there is an "acquisition indebtedness" at any time during the taxable year. Acquisition indebtedness is generally indebtedness incurred by a tax-exempt entity directly or through a partnership (i) in acquiring or improving a property, (ii) before acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement or (iii) after acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of the acquisition or improvement.

         To the extent any Partnership holds debt-financed property or inventory or other assets as a dealer, a tax-exempt Unitholder (including an IRA) could realize UBTI on the sale of a Unit. In addition, a tax-exempt Unitholder will realize UBTI upon the sale of a Unit, if such Unitholder held its Units as inventory or otherwise as dealer property, or acquired its Units with acquisition indebtedness. However, any UBTI recognized by a tax-exempt Unitholder as a result of a sale of a Unit, in general, may be offset by such Unitholder's net operating loss carryover (determined without taking into account any amount of income or deduction which is excluded in computing UBTI), subject to applicable limitations.

         EACH TAX-EXEMPT UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING OR NOT SELLING UNITS PURSUANT TO THE OFFERS.

Section 8.  Effects of the Offers.

         Certain Restrictions on Transfer of Interests. In addition to the General Partners' consent (which may not be unreasonably withheld) discussed above, Article Fourteen of each Partnership's Limited Partnership Agreement restricts transfers of Units if, among other things, in the opinion of counsel to the Partnership a transfer would cause a termination of the Partnership for federal income tax purposes (which termination will occur when Units representing 50% or more of the total Partnership capital and profits are transferred within a 12-month period). Consequently, sales of Units in the secondary market and in private transactions during the 12-month period following completion of the Offer may be restricted, and the Partnership may not process any requests for recognition of transfers or Units during such twelve-month period which the General Partners believe may cause a tax termination. The Purchaser does not intend to purchase Units to the extent such purchase would cause a termination of the Partnership. See Section 13 -"Conditions of the Offer."

         Effect on Trading Market. There is no established public trading market for the Units of any Partnership and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units on any secondary market.

         Voting Power of Purchaser. Depending on the number of Units acquired by the Purchaser pursuant to the Offers, the Purchaser may have the ability to exert certain influence on matters subject to the vote of Unitholders, unless otherwise prohibited.

         The Units are registered under the Exchange Act, which requires, among other things that the relevant Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. The Purchaser does not expect or intend that consummation of the Offer will cause the Units of any Partnership to cease to be registered under Section 12(g) of the Exchange Act. If the Units of any Partnership were to be held by fewer than 300 persons, such Partnership could apply to de-register the Units under the Exchange Act. Because the Units of each Partnership are widely held, however, the Purchaser expects that even if it purchases the maximum number of Units in each Offer, the Units of each Partnership will continue to be held of record by more than 300 persons.

Section 9.  Purpose of the Offers;  Future Plans.

         Purpose of the Offers. The purpose of the Offers is to enable the Purchaser to acquire a significant interest in each Partnership for investment purposes based on its expectation that there may be underlying value in the Partnership's properties. The Purchaser does not currently intend to change current management or the operation of any Partnership and does not have current plans for any extraordinary transaction involving any Partnership. However, these plans could change with respect to any Partnership at any time in the future. The purchase of the Units will allow the Purchaser to benefit from (i) any cash distributions from Partnership operations in the ordinary course of business, (ii) any distributions of net proceeds from the sale of any properties and (iii) any distributions of net proceeds from the liquidation of a Partnership.

         Following the completion of the Offers, the Purchaser, or its affiliates, may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offers.

         The Purchaser is acquiring the Units pursuant to the Offers solely for investment purposes. Although the Purchaser has no present intention to seek control of any Partnership or to change the management or operations of a Partnership, the Purchaser reserves the right, at an appropriate time, to exercise limited partner and other rights, including rights relating to limited partner votes concerning management of any Partnership and its properties, sales of a Partnership's properties and liquidation and dissolution of any Partnership.

Section 10.  The Business of the Partnerships.

         Information included herein concerning the Partnerships is derived from the Partnerships' publicly-filed reports. Additional financial and other information concerning the Partnerships is contained in the Partnerships' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

         Each Partnership was formed to acquire both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed. The Partnerships have purchased and sold properties directly or indirectly through joint ventures. The Partnerships' respective properties are leased on a triple-net basis with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities.

Section 11.  Certain Information Concerning the Purchaser.

         The Purchaser is a limited liability company organized under the laws of the State of Delaware owned by Madison and certain affiliates of Madison. Neither the Purchaser nor Madison is affiliated with any Partnership or its general partners. For information concerning the Purchaser and its principals, please refer to Schedule I attached hereto. The principal business of Madison is investment in securities, particularly limited partnership securities. The principal business address of the Purchaser is 410 Park Avenue, Suite 540, New York, New York 10022.

         The Purchaser has available sufficient amounts of liquid capital necessary to fund the acquisition of all Units subject to the Offers, the expenses to be incurred in connection with the Offers, and all other anticipated costs of the Purchaser. The Purchaser is not a public company and does not disclose audited financial statements. Madison has invested more than $130 million for selected institutional and high-net worth investors and the Purchaser's owners have adequate liquid assets at their disposal to fund payment to selling Unitholders.

         As of the date of these Offers, neither the Purchaser nor Madison currently beneficially owns any Units of any Partnership.

         Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate of the Purchaser have any contract, arrangement, understanding or relationship with any other person with respect to any securities of any Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and any Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser, on the one hand, the persons listed on Schedule I, and any Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Section 12.  Source of Funds.

         The Purchaser expects that approximately $5,163,750 would be required to purchase all Units sought in the Offers, if tendered, and an additional $200,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its owners' and affiliates' existing liquid capital reserves, which are committed to that purpose. Accordingly, there are no financing arrangements involving third parties which are necessary for completion of the Offers.

Section 13.  Conditions of the Offers.

         Notwithstanding any other terms of the Offers and in addition to (and not in limitation of) the Purchaser's rights to extend and amend any Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to an Offer, the Purchaser will have full rights to ownership as to all such Units or (ii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date.

         The Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend an Offer as to such Units if, at any time on or after the date of the Offers and before the Expiration Date, the Purchaser determines, in its reasonable judgment, that any of the following conditions exist:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which, in the view of the Purchaser, (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes, confirms or seeks to impose or confirm limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to such Offer or otherwise on all matters properly presented to the relevant Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) might cause any material diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the transactions contemplated by such Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Purchaser or the Partnership, (vi) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof or (vii) challenges or adversely affects such Offer;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to such Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

         (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph
(a) above;

         (d) any change or development shall have occurred or been threatened (or any condition, event or development involving a prospective change) since the date hereof, in the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the relevant Partnership, which, in the reasonable judgment of the Purchaser, is or may be adverse to such Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have an adverse effect on the value of the Units;

         (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event which might an adverse affect, the extension of credit by banks or lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offers a material acceleration or worsening thereof;

         (f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Units of the relevant Partnership have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of such Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units;

         (g) any developments shall have occurred or be threatened that might substantially impair or encumber those benefits that the Purchaser is attempting to achieve in the relevant Offer;

         (h) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices;

         (i) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to the consummation of the purchase of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment;

         (j) the Purchaser shall become aware that any material right of the relevant Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer; or

         (k) the relevant Partnership or its General Partners shall have amended, or proposed or authorized any amendment to, the Limited Partnership Agreement or the Purchaser shall have become aware that the Partnership or its General Partners have proposed any such amendment.

         The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

Section 14.  Certain Legal Matters.

         General. Except as set forth in this Section, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of (i) any filings, approvals or other actions by any domestic or foreign governmental or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offers other than the filing of a Tender Offer Statement on Schedule TO (which has been filed) and any required amendments thereto or (ii) any licenses or regulatory permits that would be material to the business of any Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to any Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the relevant Partnership's business, or that certain parts of such Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the relevant Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this
Section 14.

         Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe that the HSR Act is applicable to the acquisition of Units pursuant to the Offers.

         ERISA. By executing and returning the Agreement of Assignment and Transfer, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29.C.F.R. Section 2510.3-101 of any such plan, or (b) the tender and acceptance of Units pursuant to an Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code.

         Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offers.

         State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, security holders, principal executive officers or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offers, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to any Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to any Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to such Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any Units tendered.

Section 15.  Fees and Expenses.

         Except as otherwise set forth herein, the Purchaser will pay all costs and expenses of printing, publishing and mailing the Offers and its legal fees and expenses. The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offers.

Section 16.  Miscellaneous.

         THE OFFER IS BEING MADE TO ALL UNITHOLDERS, BENEFICIAL OWNERS AND ASSIGNEES, ALL TO THE EXTENT KNOWN BY THE PURCHASER. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFERS OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Agreement of Assignment and Transfer and, if given or made, such information or representation must not be relied upon as having been authorized.

         Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to each Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 11 "Certain Information Concerning the Purchaser."

August 31, 2001

MADISON LIQUIDITY INVESTORS 112, LLC

                                   SCHEDULE I

                        THE PURCHASER AND ITS PRINCIPALS

Executive Officers and Directors of the Purchaser

         The Purchaser is a Delaware limited liability company owned by Madison and affiliates of Madison. Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each principal Madison. Each person listed below is a citizen of the United States of America.

Bryan E. Gordon, Managing Director of Madison

         Prior to forming Madison, Mr. Gordon's 13-year background in investment banking and management consulting emphasized the areas of real estate and corporate finance. He specialized in equity and debt financings, mergers and acquisitions, roll-up and formation transactions, and restructurings of limited partnerships, REITs, corporations and joint ventures. Mr. Gordon's experience includes seven years in the Real Estate and Partnership Finance Groups at Smith Barney, Inc.; two years in the Investment Banking Division of Bear, Stearns & Co., Inc.; and one year in the Real Estate and Partnership Finance Group at E.
F. Hutton & Company, Inc. Mr. Gordon earned an MBA degree from Columbia University's Graduate School of Business and a BSE degree, cum laude, from the Wharton School of the University of Pennsylvania.

Ronald M. Dickerman, Managing Director of Madison

         Prior to forming Madison, Mr. Dickerman spent 14 years focusing on the analysis, acquisition, financing, management and disposition of income-producing assets such as real estate, mortgage products, healthcare properties, leased equipment, media properties, oil & gas properties and other specialty assets. In 1991, he founded First Equity Realty Corp., a real estate investment firm specializing in the acquisition of under-performing real estate assets from financial institutions. During the period 1987 to 1991, Mr. Dickerman was an investment banker in the Partnership Finance Group at Smith Barney, Harris Upham & Co., Inc., where he was responsible for the origination, analysis, structuring, acquisition, asset management, disposition and marketing of real estate and other limited partnerships. In this capacity, Mr. Dickerman raised approximately $525 million in equity capital for assets valued at over $2 billion. Mr. Dickerman earned an MBA degree from Columbia University's Graduate School of Business and a BA degree from Tufts University.